Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements have been prepared to reflect the acquisition (the "Capri Acquisition") of the entire equity interest of Capri Holdings Limited ("Capri") by Tapestry, Inc. ("Tapestry" or the "Company") and the related financing transactions. The following unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X. The Company intends to finance the Capri Acquisition, inclusive of related fees and expenses, with the net proceeds of senior unsecured notes offerings, new term loans, cash on hand, cash on hand at Capri and anticipated future cash flow. Refer to Note 2 to the notes to the unaudited pro forma condensed combined financial statements for further detail on the debt financing.

The unaudited pro forma condensed combined financial statements have been prepared on the basis set forth in the notes below and have been adjusted to illustrate the estimated effects of the following:

•	the acquisition of Capri, the impact of preliminary purchase accounting for the acquired assets and assumed liabilities, and acquisition related adjustments;

•	the debt financing as described in Note 2 to the notes to the unaudited pro forma condensed combined financial statements; and

•	the reclassification of certain Capri historical information to conform to Tapestry's presentation.

The unaudited pro forma condensed combined statements of operations for the year ended July 1, 2023 and for the three months ended September 30, 2023 give effect to the Capri Acquisition and related transactions as if they had occurred on July 3, 2022. The unaudited pro forma condensed combined balance sheet as of September 30, 2023, gives effect to the Capri Acquisition and related transactions as if they had occurred on September 30, 2023.

Tapestry utilizes a 52- or 53-week fiscal year that ends on June 30, or the Saturday closest to June 30 if June 30 does not fall on a Saturday. Capri utilizes a 52- or 53-week fiscal year that ends on March 31 or the Saturday closest to March 31, if March 31 does not fall on a Saturday. As a result, in order to prepare the unaudited pro forma condensed combined statement of operations for the year ended July 1, 2023 and the three-month period ended September 30, 2023, the historical financial information for Capri was prepared as follows:

•
the historical statement of operations for the fiscal year ended April 1, 2023 of Capri was adjusted to reflect a trailing twelve-month period ending July 1, 2023 and a trailing three-month period ending September 30, 2023. The statement of operations of Capri for the trailing twelve-month period ending July 1, 2023 was derived by taking the audited statement of operations for the fiscal year ended April 1, 2023, combining the results for the three-month unaudited period ended July 1, 2023 and removing the results for the three-month unaudited period ended July 2, 2022.

The pro forma condensed combined financial statements have been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States, with Tapestry treated as the acquirer and Capri as the acquiree. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measure. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma financial statements, and are subject to revision based on a final determination of fair value as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Tapestry’s future results of operations and financial position.

Pro forma adjustments related to the balance sheet reflect the preliminary allocation of the estimated purchase price to the estimated fair value of Capri’s assets and liabilities based on a preliminary estimate of their fair value, as well as accounting policy changes and financing adjustments. Pro forma adjustments to the statements of operations reflect financing adjustments, acquisition and transaction accounting adjustments, and conforming changes for accounting policy differences. The transaction related adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial statements do not give effect to the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the Capri Acquisition.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Tapestry would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Actual amounts set forth in the unaudited pro forma condensed financial statements and in the accompanying notes are subject to adjustments and may differ at the time of the consummation of the proposed Capri Acquisition and related financing transactions depending on several factors, including finalization of the accounting consideration in accordance with the Merger Agreement, changes in the actual amount of fees and expenses related to the proposed Capri Acquisition and related financing transactions, the actual closing date of the Capri Acquisition, and the outstanding amount of indebtedness at that time. There can be no assurance that the Capri Acquisition or the related financing will be consummated under the terms contemplated or at all and, if consummated, when the closings of such transactions will take place.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the following information:

•	Notes to the unaudited pro forma condensed combined financial statements;

•
Audited consolidated financial statements of Tapestry for the year ended July 1, 2023 and the related notes included in Tapestry’s Form 10-K, filed with the Securities Exchange Commission ("SEC") on August 17, 2023;

•
Unaudited interim condensed consolidated financial statements of Tapestry as of and for the three months ended September 30, 2023 and the related notes included in Tapestry’s Form 10-Q, filed with the SEC on November 9, 2023;

•
Audited consolidated financial statements of Capri for the year ended April 1, 2023 and the related notes included in Exhibit 99.1 to the Current Report on Form 8-K (the "Current Report") to which these unaudited pro forma condensed combined financial statements are attached;

•
Unaudited interim consolidated financial statements of Capri as of September 30, 2023 and April 1, 2023 and for the three and six months ended September 30, 2023 and October 1, 2022 and the related notes included in Exhibit 99.3 to the Current Report; and

•
Unaudited interim consolidated financial statements of Capri as of July 1, 2023 and April 1, 2023 and for the three months ended July 1, 2023 and July 2, 2022 and the related notes included in Exhibit 99.2 to the Current Report.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2023

	Tapestry Historical	Capri Historical After Reclassifications (Note 5)	Financing Adjustments	Note Reference	Transaction Accounting Adjustments	Note Reference	Pro Forma Combined
	(millions)

Current Assets:
Cash and cash equivalents	$622	$209	$7,773	6(a)	$(7,991)	7(a), 7(b),7(c)	$613
Short-term investments	17	—	—		—		17
Trade accounts receivable, net	265	385	—		—		650
Inventories	943	1,099	—		250	7(a1)	2,292
Income tax receivable	246	114	6	6(b)	12	7(c)	378
Prepaid expenses	161	69	—		—		230
Other current assets	155	82	—		—		237
Total current assets	2,409	1,958	7,779		(7,729)		4,417
Property and equipment, net	540	542	—		562	7(a3)	1,644
Operating lease right-of-use assets	1,352	1,307	—		(4)	7(a5)	2,655
Goodwill	1,219	1,268	—		696	7(a6)	3,183
Intangible assets	1,358	1,676	—		4,677	7(a2)	7,711
Deferred income taxes	39	308	—		—		347
Other assets	226	255	(26)	6(b), 6(c)	(5)	7(a)	450
Total assets	$7,143	$7,314	$7,753		$(1,803)		$20,407

Current Liabilities:
Accounts payable	$386	$355	$—		—		741
Accrued liabilities	487	436	(8)	6(d)	(19)	7(b)	896
Current portion of operating lease liabilities	296	406	—		—		702
Current debt	25	15	918	6(e)	—		958
Total current liabilities	1,194	1,212	910		(19)		3,297
Long-term debt	1,630	2,079	6,864	6(e)	(1,143)	7(a)	9,430
Long-term operating lease liabilities	1,297	1,291	—		(68)	7(a5)	2,520
Deferred income taxes	284	508	—		1,354	7(a4), 7(b)	2,146
Long-term income taxes payable	33	—	—		—		33
Other liabilities	289	312	—		—		601
Total liabilities	$4,727	$5,402	$7,774		$124		$18,027

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock	—	—	—		—		—
Common stock	2	—	—		—		2
Additional paid-in-capital	3,671	1,392	—		(1,334)	7(a), 7(d)	3,729
Retained earnings (accumulated deficit)	(1,102)	5,846	(21)	6(b), 6(f)	(5,920)	7(b), 7(c), 7(d)	(1,197)
Accumulated other comprehensive income (loss)	(155)	130	—		(130)	7(d)	(155)
Treasury shares, at cost	—	(5,457)	—		5,457	7(d)	—
Non-controlling interest	—	1	—		—		1
Total stockholders’ equity	$2,416	$1,912	$(21)		$(1,927)		$2,380
Total liabilities and equity	$7,143	$7,314	$7,753		$(1,803)		$20,407

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended September 30, 2023

	Tapestry Historical	Capri Historical After Reclassifications (Note 5)	Financing Adjustments	Note Reference	Transaction Accounting Adjustments	Note Reference	Pro Forma Combined
	(millions, except per share data)
Net sales	$1,513	$1,291	$—		$—		$2,804
Cost of sales	415	453	—		—		868
Gross profit	1,098	838	—		—		1,936
Selling, general and administrative expenses	845	738	—		21	7(c)	1,604
Operating income (loss)	253	100	—		(21)		332
Interest expense, net	13	3	124	6(g)	—		140
Other expense (income)	1	(4)	—		—		(3)
Income (loss) before provision for income taxes	239	101	(124)		(21)		195
Provision for income taxes	44	11	(32)	6(i)	(4)	7(e)	19
Net income (loss)	$195	$90	$(92)		$(17)		$176
Less: Net income (loss) attributable to non-controlling interest	—	$—	$—		$—		$—
Net income (loss) attributable to controlling interest	$195	$90	$(92)		$(17)		$176
Net income (loss) attributable to controlling interest per share:
Basic	$0.85						$0.76
Diluted	$0.84						$0.74
Shares used in computing net income (loss) attributable to controlling interest per share:
Basic	228				4	7(f)	232
Diluted	233				4	7(f)	237

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended July 1, 2023

	Tapestry Historical	Capri Historical After Reclassifications (Note 5)	Financing Adjustments	Note Reference	Transaction Accounting Adjustments	Note Reference	Pro Forma Combined
	(millions, except per share data)
Net sales	$6,661	$5,488	$—		$—		$12,149
Cost of sales	1,946	1,825	—		250	7(a1)	4,021
Gross profit	4,715	3,663	—		(250)		8,128
Selling, general and administrative expenses	3,543	3,135	—		122	7(c)	6,800
Operating income (loss)	1,172	528	—		(372)		1,328
Interest expense, net	28	36	554	6(g), 6(h)	—		618
Other expense (income)	1	25	—		—		26
Income (loss) before provision for income taxes	1,143	467	(554)		(372)		684
Provision for income taxes	207	3	(138)	6(i)	(120)	7(e)	(48)
Net income (loss)	$936	$464	$(416)		$(252)		$732
Less: Net income (loss) attributable to non-controlling interest	—	1	—		—		1
Net income (loss) attributable to controlling interest	$936	$463	$(416)		$(252)		$731
Net income (loss) attributable to controlling interest per share:
Basic	$3.96						$3.07
Diluted	$3.88						$2.99
Shares used in computing net income (loss) attributable to controlling interest per share:
Basic	236				2	7(f)	238
Diluted	241				4	7(f)	245

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

TAPESTRY, INC.

Notes to Unaudited Condensed Combined Pro Forma Financial Statements
1. DESCRIPTION OF THE MERGER

On August 10, 2023, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified in accordance with its terms, the "Merger Agreement") by and among the Company, Sunrise Merger Sub, Inc., a direct wholly owned subsidiary of Tapestry, and Capri Holdings Limited ("Capri"), which contemplates, among other things on the terms and subject to the conditions set forth therein, the merger of the Merger Sub with and into Capri, with Capri surviving the merger as a wholly owned subsidiary of Tapestry (the "Merger"). Under the terms of the Merger Agreement, Tapestry has agreed to acquire all of Capri’s ordinary shares issued and outstanding as of immediately prior to the effective time of the Merger (other than (a) Capri’s ordinary Shares that are issued and outstanding immediately prior to the effective time of the Merger that are owned or held in treasury by Capri or by Tapestry or any of its direct or indirect subsidiaries and (b) Capri’s ordinary shares that are issued and outstanding immediately prior to the effective time of the Merger that are held by holders who have properly exercised dissenters’ rights in accordance with, and who have complied with, Section 179 of the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands) in cash at a purchase price of $57.00 per share, without interest, subject to any required tax withholding as provided in the Merger Agreement. The Capri Acquisition values Capri at an enterprise value of approximately $8.5 billion, and is expected to close during calendar year 2024.

TAPESTRY, INC.

Notes to Unaudited Condensed Combined Pro Forma Financial Statements
2. DESCRIPTION OF THE DEBT FINANCING

Tapestry intends to finance the Capri Acquisition, inclusive of related fees and expenses, with the net proceeds of senior unsecured notes offerings, the New Term Loan Facilities (as defined below), cash on hand, cash on hand at Capri and anticipated future cash flow and does not intend to borrow under the Bridge Facility (as defined below) to finance the Capri Acquisition. Tapestry currently expects to issue new senior unsecured notes in an aggregate principal amount of approximately $6 billion with expected maturities between 2 and 10 years. For purposes of the unaudited pro forma condensed combined financial statements, the Company has assumed interim financing of $900 million, which approximately reflects the combined entity's free cash flow for the quarter ended December 31, 2022.

Bridge Facility

In connection with entry into the Merger Agreement, Tapestry entered into a commitment letter, dated as of August 10, 2023, with Bank of America, N.A., Morgan Stanley Senior Funding, Inc. and the other commitment parties party thereto, to provide a 364-day senior unsecured bridge loan facility in an aggregate principal amount of up to $8.0 billion (the "Bridge Facility") to fund the purchase price of the Capri Acquisition and to pay related fees and expenses. Upon entering into the New Term Loan Credit Agreement (as defined below) and, as a result of the commitments thereunder with respect to the New Term Loan Facilities (as defined below), the Bridge Facility commitments were reduced to $6.6 billion. As of September 30, 2023 there were no outstanding borrowings on the Bridge Facility. As described in Note 6, the Company does not intend to draw down on the Bridge Facility.

Senior Unsecured Notes

Tapestry currently expects to issue new senior unsecured notes in an aggregate principal amount of approximately $6 billion with expected maturities between 2 and 10 years to pay a portion of the consideration for the Capri Acquisition and to pay related fees and expenses.

New Term Loan Facilities

On August 30, 2023, Tapestry entered into a definitive credit agreement (such agreement, the "New Term Loan Credit Agreement") whereby Bank of America, N.A, as administrative agent, and the other agents party thereto, and a syndicate of banks and financial institutions have committed to lend Tapestry, subject to the satisfaction or waiver of the conditions set forth in the Term Loan Agreement, a $1.05 billion unsecured term loan facility maturing three years after the term loans thereunder are borrowed (the “Three-Year Term Loan Facility”) and a $350 million term loan facility maturing five years after the term loans thereunder are borrowed (the “Five-Year Term Loan Facility”; and collectively with the Three-Year Term Loan Facility, the “New Term Loan Facilities”). Tapestry plans to use borrowings under the New Term Loan Facilities to pay a portion of the consideration for the Capri Acquisition and to pay related fees and expenses. There were no outstanding borrowings on the New Term Loan Facilities as of September 30, 2023 in the historical financial statements.

$2.0 Billion Revolving Credit Facility

On August 30, 2023, pursuant to that certain Amendment No. 1 to Credit Agreement (the "Amendment"), Tapestry amended its Existing Credit Agreement (as defined below), originally dated as of May 11, 2022, among the Company, as borrower, certain of our subsidiaries, as guarantors, Bank of America, N.A., as administrative agent, and the financial institutions parties thereto as lenders (the "Existing Credit Agreement", and as amended by the Amendment, the "Amended Credit Agreement"). Under the Amended Credit Agreement, a syndicate of financial institutions and other lenders provided increases to the aggregate commitments to the revolving facility under the Existing Credit Agreement from $1.25 billion to $2.0 billion (the “Revolving Facility”). The Revolving Facility will mature on May 11, 2027. While there were no outstanding borrowings on the Revolving Facility as of September 30, 2023 in the historical financial statements, for purposes of the unaudited pro forma balance sheet, the Company assumed it would draw down $900 million against the Revolving Credit Facility to fund a portion of the purchase price of the Capri Acquisition. The Company has historically generated higher net sales, operating income, and cash flows in the second quarter as compared to the rest of the year due to holiday seasonality and, therefore, expects to fund a portion of the purchase price of the Capri Acquisition with this additional cash rather than with borrowings under the Revolving Facility. The assumed $900 million draw down against the Revolving Credit Facility approximates the combined entity's free cash flow for the quarter ended December 31, 2022.

TAPESTRY, INC.

Notes to Unaudited Condensed Combined Pro Forma Financial Statements
Capri Revolving Credit Facility

On July 1, 2022, Capri entered into a revolving credit facility ("Capri Revolver") with, among others, JPMorgan Chase Bank, N.A., as administrative agent, which refinanced its existing senior unsecured revolving credit facility. The Capri Revolver provides for a $1.5 billion revolving credit facility. As of September 30, 2023, Capri had $1.1 billion of borrowings outstanding related to the Capri Revolver and $5 million of deferred financing fees within Other assets on Capri's consolidated balance sheets. The Capri Revolver will terminate upon closing of the Capri Acquisition and will be repaid with funds received at transaction closing (i.e, part of consideration transferred). Refer to Note 7 for additional information.

Capri Term Loan

On December 5, 2022, Gianni Versace S.r.l., a wholly owned subsidiary of Capri, entered into a credit facility with Intesa Sanpaolo S.p.A., Banco Nazionale del Lavoro S.p.A., and UniCredit S.p.A., as arrangers and lenders, and Intesa Sanpaolo S.p.A., as agent, which provides a senior unsecured term loan (the “Capri Term Loan”) in an aggregate principal amount of €450 million. As of September 30, 2023, the carrying value of the Capri Term Loan was $475 million, net of $1 million of deferred financing fees, which was recorded within long-term debt in the Capri consolidated balance sheets. Tapestry intends to pay off and terminate the Capri Term Loan in connection with closing the Capri Acquisition. Refer to Note 6 for additional information.

TAPESTRY, INC.

Notes to Unaudited Condensed Combined Pro Forma Financial Statements
3. BASIS OF PRESENTATION

The unaudited pro forma condensed combined balance sheet gives effect to the Capri Acquisition as if it occurred on September 30, 2023. The pro forma adjustments required to reflect the acquired assets and assumed liabilities of Capri are based on the estimated fair value of the assets and liabilities of Capri. The unaudited pro forma condensed combined statements of operations for the three months ended September 30, 2023 and the year ended July 1, 2023 gives effect to the Capri Acquisition as if it had occurred on July 3, 2022.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting and are based on the historical financial information of Tapestry and Capri. The acquisition method of accounting, in accordance with ASC 805, “Business Combinations” (ASC 805) requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date, using the fair value concepts defined in ASC 820, “Fair Value Measurement” (ASC 820). As the accounting acquirer, Tapestry will estimate the fair value of Capri’s assets acquired and liabilities assumed and will conform Capri’s accounting policies to its own accounting policies. The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Tapestry has elected not to present Management's Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. As a result of the requirements of ASC 820, Tapestry may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measurement that do not reflect Tapestry’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could lead to different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

TAPESTRY, INC.

Notes to Unaudited Condensed Combined Pro Forma Financial Statements
4. ACCOUNTING POLICIES

Acquisition accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. The accounting policies of Tapestry may materially vary from those of Capri. During preparation of the unaudited pro forma condensed combined financial statements, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, the unaudited pro forma condensed combined financial statements assume no material differences in accounting policies between the two companies other than the pro forma reclassifications detailed in Note 5. Following the closing of the Capri Acquisition and during the measurement period, management will conduct a final review of Capri’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Capri’s results of operations or reclassification of assets or liabilities to conform to Tapestry’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

TAPESTRY, INC.

Notes to Unaudited Condensed Combined Pro Forma Financial Statements
5. RECLASSIFICATION OF CAPRI’S HISTORICAL FINANCIAL INFORMATION

Certain reclassifications have been made to Capri’s historical financial statements to conform to the Tapestry’s presentation, as follows:

Reclassifications included in the unaudited pro forma condensed combined balance sheet

	As of September 30, 2023
	Capri Before Reclassification	Reclassifications	Capri After Reclassification
	(millions)
Cash and cash equivalents (a)	$238	$(29)	$209
Trade accounts receivable, net (a), (b), (c)	383	2	385
Prepaid expenses and other current assets (b)	270	(270)	—
Income tax receivable (b)	—	114	114
Prepaid expenses (b)	—	69	69
Other current assets (b)	—	82	82
Accrued payroll and payroll related expenses (b)	95	(95)	—
Accrued expenses and other current liabilities (b), (c)	291	(291)	—
Accrued income taxes (b)	82	(82)	—
Accrued liabilities (b), (c)	—	436	436

(a) Reclassification of Capri credit card receivables from Cash and cash equivalents to Trade accounts receivable, net to conform to Tapestry policy.

(b) Reclassification to conform to Tapestry’s financial statement line item presentation.

(c) Reclassification of wholesale returns reserves from Accrued expenses and other current liabilities to Trade accounts receivable, net to conform to Tapestry policy.

TAPESTRY, INC.

Notes to Unaudited Condensed Combined Pro Forma Financial Statements
Reclassifications included in the unaudited pro forma condensed combined statements of operations

	Three Months Ended September 30, 2023
	Capri Before Reclassification	Reclassifications	Capri After Reclassification
	(millions)
Cost of sales (d)	$459	$(6)	$453
Selling, general and administrative expenses (“SG&A”) (d)(e)	664	74	738
Depreciation and amortization (e)	48	(48)	—
Impairment of assets (e)	20	(20)	—
Restructuring and other (income) expense (e)	—	—	—
Other expense (income) (e)	—	(4)	(4)
Other expense, net (e)	(1)	1	—
Foreign currency loss (e)	(3)	3	—

	Year Ended July 1, 2023
	Capri Before Reclassification	Reclassifications	Capri After Reclassification
	(millions)
Cost of sales (d)	$1,853	$(28)	$1,825
Selling, general and administrative expenses (“SG&A”) (d)(e)	2,775	360	3,135
Depreciation and amortization (e)	179	(179)	—
Impairment of assets (e)	142	(142)	—
Restructuring and other (income) expense (e)	11	(11)	—
Other expense (income) (e)	—	25	25
Other expense, net (e)	(2)	2	—
Foreign currency loss (e)	27	(27)	—

(d) Reclassification of certain distribution expenses included in Cost of sales by Capri to be included in Selling, general and administrative expenses ("SG&A") to conform to Tapestry policy.

(e) Reclassification to conform to Tapestry’s financial statement line item presentation.

TAPESTRY, INC.

Notes to Unaudited Condensed Combined Pro Forma Financial Statements
6. FINANCING ADJUSTMENTS

(a) Reflects the debt financing funding of the Capri Acquisition consideration as described in Note 2, payment of related debt financing fees and payment of outstanding balances on the Capri Term Loan and related Accrued Interest. Tapestry intends to pay off and terminate the Capri Term Loan in connection with closing the Capri Acquisition with cash on hand (i.e., not part of the consideration transferred). The Capri Revolver terminates and will be paid off in connection with closing the Capri Acquisition, with funds received at transaction closing (i.e, part of consideration transferred) discussed in Note 7(a).

Amount
(millions)
Senior Unsecured Notes	$6,000
New Term Loan Facilities	1,400
Debt financing fees	(43)
Prepayment of Capri Term Loan and Related Accrued Interest	(484)
Net cash adjustment before Interim Revolver Debt	$6,873
Interim Revolver Debt*	900
Net adjustment to cash and cash equivalents	$7,773

* The Company has assumed additional interim borrowings on the Revolving Facility of $900 million, which approximates the free cash flow of the combined entity for the quarter ended December 31, 2022. The Company has historically generated higher net sales, operating income, and cash flows in the second quarter as compared to the rest of the year due to holiday seasonality and, therefore, expects to fund a portion of the purchase price of the Capri Acquisition with this additional cash rather than with borrowings under the Revolving Facility. Please see Note 6(e) for more information.

(b) Reflects the elimination of the unamortized debt financing fees on the Bridge Facility. Unamortized debt financing fees of $25 million have been eliminated from Other assets, $1 million remaining to be paid has been applied as a reduction of Cash in Note 6(a), and a $20 million impact to Retained earnings, net of tax, has been recorded as shown below in Note 6(f).

(c) Reflects the reclassification of fees related to the New Term Loan Facilities of $1 million from Other assets to Long-term debt and estimated incremental term loan fees of $2 million, which are included within the debt financing fees paid in Note 6(a) and shown in Note 6(e).

(d) Reflects the payment of the previously accrued interest on the Capri Revolver and Capri Term Loan of $8 million. Refer to Note 6(a) for more information.

(e) Reflects the debt financing of $8.3 billion, which includes the expected issuance of senior unsecured notes, New Term Loan Facilities, and Interim Revolver Debt, net of unamortized debt financing fees of $43 million, and pay down of the Capri Term Loan aggregating to $475 million. As disclosed in Note 1, in addition to the New Term Loans and senior unsecured notes, the consideration for the Capri Acquisition and the payment of related fees and expenses is intended to be funded with cash on hand and anticipated future cash flow.

In the second fiscal quarter, due to holiday seasonality, Tapestry has historically generated higher net sales, operating income and cash flows than in other fiscal quarters. Assuming this trend is true for the second fiscal quarter of 2024, we expect that this will result in additional operating cash flows subsequent to September 30, 2023 to fund a portion of the Capri Acquisition consideration to be paid. However, for purposes of the unaudited pro forma condensed combined financial statements, as of September 30, 2023, the Company has assumed additional interim borrowings on the Revolving Facility of $900 million which approximates the free cash flow of the combined entity for the quarter ended December 31, 2022.

TAPESTRY, INC.

Notes to Unaudited Condensed Combined Pro Forma Financial Statements

The following table summarizes the financing transactions in connection with the Capri Acquisition:

						As of September 30, 2023
	Balance	Interest Rate	Financing Fees	Net Proceeds	Term	Current debt	Long-term debt
	(millions, except rate and term data)
Senior unsecured notes offerings*	$6,000	7.02%	$(40)	$5,960	2 - 10 years	$—	$5,960
Term loan - 3 year	1,050	6.10%	(2)	1,048	3 years	—	1,048
Term loan - 5 year	350	6.10%	(1)	349	5 years	18	331
Less: Capri Term Loan	(476)	N/A	1	(475)	N/A	—	(475)
Total Financing, net	$6,924		$(42)	$6,882		$18	$6,864
Interim Revolver Debt	900	6.88%	—	900	**	900	—
Net adjustment to debt	$7,824		$(42)	$7,782		$918	$6,864

* Interest rate for Senior unsecured notes offerings represents a blended weighted-average interest rate.

** For pro forma purposes, the Company has reflected interest expense associated with the borrowings of the Interim Revolver Debt for both the three months ended September 30, 2023 and the year ended July 1, 2023. The Company has classified the borrowings on the Revolving Facility as Current debt, consistent with historical precedent, as the Company has the ability and intent to use cash generated from operations to pay down this debt within twelve months.

(f) Reflects the impact on Retained Earnings of elimination of the Bridge Facility financing fees, as mentioned in Note 6(b), and the Capri Term Loan unamortized debt financing fees net of tax of $20 million and $1 million, respectively.

(g) Reflects the estimated incremental interest expense and amortization of debt financing fees on new debt financing, and elimination of previously recorded interest expense on the Capri Revolver and Capri Term Loan to be repaid upon closing as discussed in Note 6(a). Interest expense for new borrowings is based on the anticipated borrowing rates applicable to the expected financing transactions, reflecting an assumed weighted average borrowing rate of 6.84%. When including financing costs of $43 million, this results in an effective interest rate of 6.92%. The weighted effective borrowing rate decreases to 6.90% after considering the Company's interest rate hedging activities. This borrowing rate reflects the amortization of approximately $20 million of deferred gains as of September 30, 2023 over 10 years, the term over which interest rates are being hedged. The estimated interest rates may be materially different from the actual interest rates incurred based on market conditions at the time of the financing. A change of 0.125% in the interest rate on the senior unsecured notes, New Term Loan Facilities, and Interim Revolver Debt would change interest expense on a pro forma basis by approximately $3 million for the three months ended September 30, 2023 and approximately $11 million for the year ended July 1, 2023. Refer to Note 6(e) for additional information.

TAPESTRY, INC.

Notes to Unaudited Condensed Combined Pro Forma Financial Statements
	Three Months Ended September 30, 2023	Year Ended July 1, 2023
	(millions)
Adjustments to interest expense, net:
Interest expense on anticipated permanent borrowings	$127	$504
Interest expense on Interim Revolver Debt	15	61
Amortization of debt financing fees	2	10
Elimination of interest expense on Capri Revolver and Capri Term Loan	(20)	(47)
Total adjustments to interest expense, net	$124	$528

(h) Elimination of Bridge Facility deferred financing costs previously recorded in Other assets. The Bridge Facility debt issuance cost of $26 million has been recorded as interest expense in the year ended July 1, 2023.

(i) Estimated income tax expense related to the pro forma financing adjustments is calculated based on a tax rate of 25%. This represents Tapestry's best estimate of the blended statutory rate related to Capri's operations for all jurisdictions after combining with Tapestry. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors influencing the historical periods presented.

TAPESTRY, INC.

Notes to Unaudited Condensed Combined Pro Forma Financial Statements
7. PRELIMINARY PURCHASE PRICE ALLOCATION AND TRANSACTION ACCOUNTING ADJUSTMENTS

The estimated pro forma adjustments as a result of recording assets acquired and liabilities assumed at their respective fair values in accordance with ASC 805 discussed below are preliminary. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final valuation of Capri’s tangible and intangible assets acquired and liabilities assumed. The final valuation of assets acquired and liabilities assumed may be materially different than the value of assets acquired and liabilities assumed in the estimated pro forma adjustments. The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

(a) The preliminary consideration and estimated fair value of assets acquired and liabilities assumed as if the closing date of the Capri Acquisition were September 30, 2023 is presented as follows:

Amount
(millions)
Consideration estimated to be transferred:
Consideration to Capri shareholders and equity award holders	$6,702
Estimated indebtedness amount paid	1,143
Fair value of total consideration	$7,845
Recognized amounts of identifiable assets acquired and liabilities assumed:
Book value of net assets acquired	$2,984
Less: historical Capri goodwill and intangible assets	(2,944)
Subtotal	$40
Adjustments to net book value of assets acquired and liabilities assumed:
Inventory fair value adjustment	$250
Identifiable intangible assets at fair value	6,353
Property and equipment adjustment	562
Adjustment to deferred income taxes	(1,388)
Adjustment to operating lease right-of-use assets	(4)
Adjustment to long-term operating lease liabilities	68
Goodwill	1,964
Estimated preliminary purchase price allocation	$7,845

Consideration estimated to be transferred:

Consideration to Capri shareholders and equity award holders - Represents anticipated consideration to be transferred to (i) Capri shareholders and (ii) holders of vested Capri stock options and unvested Capri options and share unit awards as to which service requirements have been partially completed. A summary is as follows:

	Shares	Offering Price per Share	Amount
			(millions)
Consideration to be paid to Capri shareholders	116,140,358	$57.00	$6,620
Consideration related to outstanding equity awards*			82
Consideration to Capri shareholders and equity award holders			$6,702

* Of the total value, $24 million is expected to be paid in cash, all of which will be payable at closing. As a result, $24 million has been adjusted as a reduction of Cash. The additional $58 million is expected to be converted to Tapestry shares or options and has been adjusted on the pro forma condensed combined balance sheet as an adjustment to Additional paid-in-capital.

TAPESTRY, INC.

Notes to Unaudited Condensed Combined Pro Forma Financial Statements
Estimated indebtedness amount paid - Represents pay off and termination of the Capri Revolver in connection with closing the Capri Acquisition with the funds received at transaction closing (i.e, part of consideration transferred).

Recognized amounts of identifiable assets acquired and liabilities assumed:

Book value of net assets acquired - Represents the net book value of assets acquired from Capri, which includes the elimination of Capri's unamortized Revolver Fees of $5 million within Other assets as a result of the pay down of the outstanding Capri Revolver balance upon closing of the Capri Acquisition.  In addition, the impact of Capri's acquisition costs of $65 million, net of tax, is also included. Refer to Note 7(b) for more information.

Adjustments to net book value of assets acquired and liabilities assumed:

7(a1) Inventory fair value adjustment - Historical inventory of Capri has been adjusted by $250 million to reflect estimated fair values. The fair value was determined based on the estimated selling price of the inventory, less an estimate for selling costs and profit margin net of contributory asset charges for applicable tangible and intangible assets. The unaudited pro forma condensed combined statement of operations for the year ended July 1, 2023 has also been adjusted to increase cost of products sold by the same amount as the inventory fair value adjustment, as this inventory is expected to be sold within one year of the acquisition date.

7(a2) Identifiable intangible assets at fair value - Identifiable intangible assets related to Capri of $6.4 billion have been recorded based on Tapestry’s preliminary estimate of fair value determined based upon the present value of the estimated future cash flows projected by management, and historical intangibles of Capri have been eliminated in recording of the Capri Acquisition.

Indefinite-lived intangible assets of approximately $6 billion are brand related trade names principally associated with the Michael Kors, Versace and Jimmy Choo brands. Tapestry preliminarily assigned an indefinite life to these intangible assets as these brand-related intangible assets have no legal, regulatory, or contractual provisions that may limit their maximum useful lives, and Tapestry expects that they will directly or indirectly contribute to cash flows of Tapestry for an indefinite period. Key factors included in Tapestry's determination were the brands' strong history, the current and anticipated competitive environment, and the anticipated future operating plans for the brand under Tapestry ownership.

Finite-lived intangible assets of approximately $345 million are customer relationship assets and $8 million for order backlog. For purposes of determining the impact on the unaudited pro forma condensed combined statements of operations, the customer relationship intangible assets are being amortized over an estimated weighted-average useful life of approximately 15 years and the order backlog intangible assets are being amortized over 1 year.

Identifiable intangible assets expected to be acquired consist of the following:

As of September 30, 2023
(millions)
Identifiable intangible assets:
Brand names and trademarks	$6,000
Customer relationship intangibles	345
Order backlog	8
Pro forma adjustment for estimated fair value of identifiable intangible assets	$6,353

7(a3) Property and equipment adjustment - Net book value of property and equipment of Capri has been adjusted by $562 million to estimated fair value based on a preliminary assessment of the acquired assets. For purposes of determining the impact on the unaudited pro forma condensed combined statements of operations, the estimated fair value adjustment is being depreciated over a useful life of 1 to 35 years.

TAPESTRY, INC.

Notes to Unaudited Condensed Combined Pro Forma Financial Statements
7(a4) Adjustment to deferred income taxes - Differences in the financial reporting and tax reporting treatment of assets acquired and liabilities assumed in the Capri Acquisition result in a deferred tax adjustment of $1.4 billion. A blended statutory tax rate of 25% was applied, as appropriate, to each adjustment. The estimate of deferred income tax assets and liabilities is preliminary and is subject to change based upon management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction. The Company will continue to evaluate and consider all income tax related accounts for purposes of recognition and realizability.

7(a5) Adjustment to operating lease right-of-use assets and Adjustment to long-term operating lease liabilities - For purposes of the unaudited pro forma condensed combined financial statements, the Company has estimated the pro forma adjustments, including any fair value adjustment for the off-market portion of our leases, to the Operating lease right-of-use assets, Current portion of operating lease liabilities, and Long-term operating lease liabilities, by utilizing recent lease valuations of both Companies, historical lease right adjustments resulting from previous acquisitions and by applying the approximate incremental borrowing rate as of September 30, 2023, weighted for the geographies in which Capri operates stores. As the Company does not have access to individual lease details, it is possible that these estimated adjustments may be materially different when additional information is available and final valuation procedures are performed in accordance with ASC 805.

7(a6) Goodwill - Represents $2.0 billion excess of the purchase price over Tapestry's preliminary estimates of the fair value assigned to the identifiable tangible and intangible assets acquired and liabilities assumed.

(b) Tapestry expects to incur a total of $69 million of acquisition costs. As of September 30, 2023, Tapestry had recognized $20 million of acquisition related charges, of which $15 million was recorded as an Accrued Liability on its Condensed Combined Balance Sheet. To eliminate the Accrued Liability and reflect the costs to be incurred, there is a $64 million reduction of cash, a $15 million elimination of the accrual, a $12 million impact to Deferred income taxes, and a $37 million impact to Retained earnings, net of tax.

Capri expects to incur a total of $91 million of acquisition costs. As of September 30, 2023, Capri had recognized $4 million of acquisition related charges which were recorded as an Accrued Liability on its Combined Balance Sheet. To eliminate the Accrued Liability and reflect the costs to be incurred, there is a $91 million reduction of cash, a $4 million elimination of the accrual, a $22 million impact to Deferred income taxes, and a $65 million impact to Capri's Retained earnings, net of tax. Capri's Retained earnings is eliminated in the business combination under Note 7(d). Capri's non-recurring transaction costs of $87 million subsequent to September 30, 2023 are not reflected in the pro forma income statement because they are not incurred by nor affect Tapestry's results of operations.

(c) The following adjustments have been made to Selling, general and administrative expenses:

	Three Months Ended September 30, 2023	Year Ended July 1, 2023
	(millions)
Adjustments to SG&A expenses/(income):
Tapestry’s anticipated acquisition-related transaction costs	$—	$49
Eliminate Capri’s historical intangible asset amortization expense	(11)	(44)
Eliminate Capri’s historical intangible asset impairment	—	(106)
Estimated transaction-related intangible asset amortization	6	31
Estimated impact as a result of the fair value adjustment to property and equipment	17	69
Incremental compensation expense as a result of the acquisition	9	124
Estimated amortization of fair value adjustment to operating lease right-of-use assets	—	(1)
Total adjustments to SG&A	$21	$122

TAPESTRY, INC.

Notes to Unaudited Condensed Combined Pro Forma Financial Statements
Tapestry’s anticipated acquisition-related transaction costs - Incremental transaction costs of $49 million incurred relating to the Capri Acquisition which have been reflected as a reduction in Cash. Transaction costs are reflected as if incurred on July 3, 2022, the date the Capri Acquisition closed for the purposes of the unaudited pro forma condensed combined statements of operations. These costs, along with $20 million of transaction costs that were incurred during the three months ended September 30, 2023, are not expected to affect the Company's statements of operations beyond twelve months after the closing of the Capri Acquisition.

Eliminate Capri’s historical intangible asset amortization expense - Removal of historical finite-lived intangible asset amortization in order to prepare for the intangible asset fair value step-up of Capri's intangible assets as described in Note 7(a2).

Eliminate Capri’s historical intangible asset impairment - Removal of historical goodwill and finite-lived intangible asset impairment due to intangible asset fair value step-up of Capri's intangible assets as described in Note 7(a2).

Estimated transaction-related intangible asset amortization - The Company expects to incur amortization expense as a result of the preliminary fair value adjustment to record identifiable finite-lived intangible assets of Capri, as discussed in Note 7(a2). For purposes of determining the impact on the unaudited pro forma condensed combined statements of operations, the finite-lived intangible assets are amortized using a straight-line method over an estimated useful life of approximately 15 years for the customer relationship intangible and 1 year for the order backlog intangible.

Estimated impact as a result of the fair value adjustment to property and equipment - Depreciation expense related to property and equipment will increase as a result of the preliminary adjustment to record Capri's property and equipment at estimated fair values. For purposes of determining the impact on the unaudited pro forma condensed combined statements of operations, the fair value adjustment related to property and equipment is being depreciated using a straight-line method over a useful life of between 1 to 35 years.

Incremental compensation expense as a result of the acquisition - As set forth in certain individual agreements, incremental compensation expense will be payable to certain Capri employees. These amounts relate to unvested equity awards and cash severance and bonus payments, which vest upon the employee’s termination. The Company estimates that $49 million will be paid in cash ($22 million of that amount relates to previously unvested equity awards) and recognized at transaction close. This also results in a reduction of Retained earnings of $37 million, net of tax.

Estimated amortization of fair value adjustment to operating lease right-of-use assets - Amortization related to operating lease right-of-use assets will decrease lease expense as a result of the preliminary adjustment to record Capri's right-of-use assets at estimated fair values, amortized over the estimated weighted-average remaining lease term.

(d) Adjustment made to remove the historical equity balances of Capri.

(e) Estimated income tax expense related to the pro forma transaction accounting adjustments is calculated based on a tax rate of 25%. This represents Tapestry's best estimate of the blended statutory rate related to Capri's operations for all jurisdictions after combining with Tapestry. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors influencing the historical periods presented.

TAPESTRY, INC.

Notes to Unaudited Condensed Combined Pro Forma Financial Statements

(f) The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net income for the year ended July 1, 2023 and the three months ended September 30, 2023. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the total number of shares of common stock of the combined company outstanding as of the closing date. For the year ended July 1, 2023 and the three months ended September 30, 2023, the pro forma weighted average shares outstanding has been calculated as follows:

	Three Months Ended September 30, 2023	Year Ended July 1, 2023
	(millions)
Tapestry’s weighted-average basic shares outstanding	228	236
Shares of Tapestry issued, or issuable, to holders of Capri equity awards pursuant to the Merger Agreement based on completion of service requirement*	4	2
Weighted-average basic shares	232	238
Tapestry’s existing dilutive securities	5	5
Dilutive impact of Tapestry restricted stock unit awards to be issued to replace Capri restricted stock unit awards by applying the treasury stock method	—	2
Weighted-average diluted shares	237	245

* Represents the number of restricted stock unit awards assumed and converted into Tapestry restricted stock unit awards that become vested during the pro forma period or that are no longer subject to service vesting based on retirement provisions.